Exhibit 99.1

NEWS RELEASE

Green Plains Completes Placement of $225 Million

Senior Secured Credit Facility Due 2020

OMAHA, NE (GLOBE NEWSWIRE) – June 10, 2014 – Green Plains Inc. (NASDAQ: GPRE) announced today the completion of a $225 million Senior Secured Credit Facility due 2020 (the “Credit Facility”) by its wholly-owned subsidiary, Green Plains Processing LLC (the “Borrower”). The proceeds of the Credit Facility will be used to refinance debt currently outstanding at the Borrower’s subsidiaries. Through its subsidiaries, the Borrower holds six ethanol plants, with approximately 450 million gallons of annual production capacity, and corn oil production assets located in Bluffton, IN, Shenandoah, IA, Fergus Falls, MN, Atkinson, NE, Central City, NE and Ord, NE.

“We took this opportunity to consolidate several project-level financing structures into a single facility to reduce debt amortization and release trapped cash at several of our ethanol plant subsidiaries,” stated Todd Becker, President and Chief Executive Officer. “This is a strategic next step in expanding our access to capital markets to support continued execution of our growth strategy.”

Credit ratings assigned to the Credit Facility from Standard & Poor’s and Moody’s are BB and B2, respectively. Green Plains Inc. corporate credit rating are B+ and B2 from Standard & Poor’s and Moody’s, respectively. BMO Capital Markets and BNP Paribas Securities Corp. served as joint arrangers and joint book runners on the Credit Facility.

About Green Plains Inc.

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013 and its subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:

Jim Stark, Vice President - Investor and Media Relations

Green Plains Inc.

(402) 884-8700